Exhibit 10.03

                  AMENDMENT TO EMPLOYMENT AND SERVICE AGREEMENT

     This Amendment dated as of July 21, 2010 is made to that Employment and Service Agreement dated August 18, 2009 (the "Agreement") between Ronald Yadin Lowenthal ("Executive") and North American Gold & Minerals Fund (f/k/a Elko Ventures, Inc.), a Nevada corporation (the "Company").

     Effective immediately, the Agreement is amended to decrease the shares of Company Common Stock granted to Consultant to 250,000 (Two hundred fifty thousand) post-split shares from 50,000,000 (Fifty million) post-split shares. Executive shall immediately tender to the Company's transfer agent a letter of instruction directing the transfer agent to effectuate the cancellation of 49,750,000 (Forty nine million seven hundred fifty thousand) shares of Company Common Stock.

     The remaining 250,000 (Two hundred fifty thousand) shares of Company Common Stock shall be deemed fully vested but shall remain restricted until such time that they may be re-sold pursuant to SEC Rule 144 and the terms and conditions contained in the Employment and Service Agreement with the Company.

     IN WITNESS WHEREOF, the Company and Executive have entered into this Amendment as of the day and year first above written.

NORTH AMERICAN GOLD & MINERALS FUND


By /s/ Ronald Y Lowenthal
  -------------------------------------
  Ronald Y Lowenthal, CEO


RONALD YADIN LOWENTHAL


/s/ Ronald Y Lowenthal
---------------------------------------
Ronald Yadin Lowenthal, Individually